Exhibit 99.1

Aerogen, Inc. Announces Agreement for $32.5 Million Equity Financing

MOUNTAIN VIEW, Calif., March 11 /PRNewswire-FirstCall/ — Aerogen, Inc. (Nasdaq: AEGN) today announced that it has signed definitive documents for a $32.5 million equity financing for the Company. The financing entails the sale and issuance of shares of Series A-1 Preferred Stock of the Company initially convertible into approximately 11,405,760 shares of common stock of the Company as well as the issuance of warrants to purchase up to approximately 11,215,003 shares of common stock at an exercise price of $3.25 per share. The Xmark Funds served as lead investor for this financing, which also included investments by HealthCap, Orbimed Advisors, Perceptive Life Sciences Fund, Ltd., SF Capital Partners and other investors. CIBC World Markets acted as a placement agent in this transaction.

The Company intends to sell and issue shares of Series A-1 Preferred Stock convertible into 4,999,800 shares of common stock, and issue warrants to purchase 4,999,800 shares of common stock, for gross proceeds to the Company of $15,000,000 at a closing expected to occur on or about March 22, 2004, with the balance to be issued in a second closing conditioned upon the approval of Aerogen’s stockholders. Aerogen has received a waiver from the Nasdaq stockholder approval requirements for the first closing, subject to a 10-day stockholder notice requirement. Aerogen intends to mail the required notice to its stockholders promptly to commence the 10-day period.

In connection with this transaction, the secured convertible debentures previously issued to SF Capital and the Carpenter Family Trust have been amended to permit this financing, to extend the maturity of SF Capital and the Carpenter Family Trust’s March 1, 2004 debentures to June 1, 2004, and to permit this debt to convert into either common stock or Series A-1 Preferred Stock within 55 days after the first closing. SF Capital will also receive warrants to acquire common stock in connection with its debt conversion into Series A-1 Preferred Stock. Additionally, SF Capital will immediately provide a $300,000 secured bridge loan due at the earlier of the first closing or April 9, 2004 to support the Company’s operations through the first closing, and is expected to be repaid with the proceeds of the equity financing.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2003, filed November 14, 2003. Aerogen does not undertake any obligation to update forward-looking statements.